Exhibit 6.15

BLOCKSTACK INC.

INVESTORS’ RIGHTS AGREEMENT

December 16, 2016

i

BLOCKSTACK INC.

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is dated as of December 16, 2016, and is by and among Blockstack Inc., a Delaware corporation (the “Company”), and the individuals and entities listed on Exhibit A (each, an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS: The Investors are parties to the Series A Preferred Stock Purchase Agreement of even date herewith, among the Company and the Investors listed on the Schedule of Investors thereto (as amended from time to time, the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series A Preferred Stock to the Investors listed on such Schedule of Investors that the Investors and the Company execute and deliver this Agreement.

NOW, THEREFORE, the parties agree as follows:

SECTION 1

DEFINITIONS

1.1          Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Affiliate” means with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, but excluding, with respect to any such Person that is a venture capital fund or general partner or manager thereof, any portfolio company of such Person.

(b)           “Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

(c)           “Change of Control” means (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all substantially all of the assets of the Company; or (c) a Stock Sale.

(d)           “Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(e)           “Common Stock” means the common stock of the Company, par value $0.00001 per share.

(f)            “Conversion Stock” means shares of Common Stock issued upon conversion of the Series A Preferred Stock.

(g)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(h)           “Holder” means any Investor who holds Securities and any holder of Securities to whom the rights conferred by this Agreement (together will all associated obligations) have been duly and validly transferred in accordance with the terms of this Agreement.

(i)            “Initial Closing” means the date of the initial sale of shares of the Company’s Series A Preferred Stock pursuant to the Purchase Agreement.

(j)            “Initial Public Offering” means the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(k)           “Investor Director” means the director elected to the Board of Directors by the holders of the Preferred Stock.

(l)            “Major Investor” means each Investor who owns at least 333,275 Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like).

(m)          “New Securities” shall have the meaning set forth in Section 4.1(a).

(n)           “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(o)           “Preferred Stock” means, collectively, shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock and Series A-7 Preferred Stock.

(p)           “Pro Rata Major Investor” means any Major Investor or any Investor who owns at least one share of Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock or Series A-7 Preferred Stock.

(q)           “Purchase Agreement” shall have the meaning set forth in the Recitals.

(r)            “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time.

(s)            “Restricted Securities” means any Securities required to bear the first legend set forth in Section 2.2(c).

(t)            “Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(u)           “Securities” means (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Securities shall not include any shares of Common Stock described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144.

(v)           “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(w)          “Series A-1 Preferred Stock” means the shares of Series A-1 Preferred Stock, par value $0.00001 per share.

(x)           “Series A-2 Preferred Stock” means the shares of Series A-2 Preferred Stock, par value $0.00001 per share.

(y)           “Series A-3 Preferred Stock” means the shares of Series A-3 Preferred Stock, par value $0.00001 per share.

(z)           “Series A-4 Preferred Stock” means the shares of Series A-4 Preferred Stock, par value $0.00001 per share.

(aa)         “Series A-5 Preferred Stock” means the shares of Series A-5 Preferred Stock, par value $0.00001 per share.

(bb)         “Series A-6 Preferred Stock” means the shares of Series A-6 Preferred Stock, par value $0.00001 per share.

(cc)         “Series A-7 Preferred Stock” means the shares of Series A-7 Preferred Stock, par value $0.00001 per share.

(dd)         “Shares” means Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock and Series A-7 Preferred Stock.

(ee)         “Stock Sale” means a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

SECTION 2

REGISTRATION RIGHTS AND TRANSFER RESTRICTIONS

2.1          Future Registration Rights.   If the Company grants registration rights to investors in a separate and future equity financing, the Company shall provide pari passu registration rights to the Investors with respect to the Shares, subject to each such Investor’s execution of any documents granting such rights executed by the investors in such future equity financing (including an amendment and restatement of this Agreement).

2.2          Restrictions on Transfer.

(a)           The holder of each certificate representing Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.2. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.2 and Section 2.3, and:

(i)            There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii)           The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and the Holder shall have furnished the Company, at the Holder’s expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b)           No opinion of counsel or “no action” letter shall be necessary for (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other affiliate of the Holder, if the Holder is a corporation, (y) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c)           Each certificate representing Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

(d)           The first legend referring to federal and state securities laws identified in Section 2.2(c) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

(e)           The Company shall not be obligated to recognize any attempted sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, made other than in compliance with the terms and conditions of this Agreement. The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Agreement.

2.3          Market Stand-Off Agreement. Each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the period from the filing of the registration statement for the Company’s Initial Public Offering filed under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period following the effective date of the registration statement (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto); provided, that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 2.3 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.2(c) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such 180-day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.3.

SECTION 3

INFORMATION AND OTHER COVENANTS

3.1          Basic Financial Information and Inspection Rights.

(a)           Basic Financial Information. The Company shall furnish to each Major Investor:

(i)            Prior to the beginning of each fiscal year, a detailed business plan for the upcoming fiscal year that includes an operating budget for such year (the “Budget and Operating Plan”).

(ii)           As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by independent public accountants approved by a Requisite Board Vote (as defined in the Restated Certificate); provided, however, that Major Investors holding a majority of the Securities held by all Major Investors may waive the foregoing on behalf of all Major Investors; provided, further, that the requirement that such financials be audited may be waived by a Requisite Board Vote.

(iii)          as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments; and

(iv)          as soon as practicable after the end of each month, and in any event within 30 days after the end of each month, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such monthly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments.

(b)           Inspection Rights. The Company shall afford to each Major Investor and to such Major Investor’s accountants and counsel, reasonable access during normal business hours to all of the Company’s respective properties, books and records. Each such Major Investor shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Holders may exercise their rights under this Section 3.1(b) only for purposes reasonably related to their interests under this Agreement and related agreements. The rights granted pursuant to this Section 3.1(b) may not be assigned or otherwise conveyed by the Holders or by any subsequent transferee of any such rights without the prior written consent of the Company except as authorized in this Section 3.1(b).

3.2          Confidentiality.  Each Holder agrees that such Holder shall keep confidential and shall not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), the terms of the Restated Certificate or applicable law, in an information statement provided to the Holder in connection with a Change of Control or otherwise furnished by the Company from time to time, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.2 by such Holder), (b) is or has been independently developed or conceived by the Holder without use of the Company’s confidential information or (c) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Holder may disclose confidential information: (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Holder in the ordinary course of business, provided that such Person is bound by confidentiality obligations with respect to such information and the Holder directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company and the Company shall not be required to comply with any information rights of Section 3 in respect of any Holder whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor. Notwithstanding the above but without abrogating any Holder’s confidentiality obligations, an Investor shall not be considered a competitor as a result of its ownership of a competitor solely for investment purposes.

3.3          Qualified Small Business Stock.  The Company agrees that for so long as any of the Shares, or any Common Stock into which such Shares are converted, are held by an Investor (or a transferee in whose hands such Shares or Common Stock are eligible to qualify as “qualified small business stock” within the meaning of Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), it will use commercially reasonable efforts to comply with any applicable filing and reporting requirements of Section 1202 of the Code and any regulations promulgated thereunder (including complying with any applicable filing or reporting requirements of Section 1202 of the Code and any regulations promulgated thereunder) to cause such Shares or Common Stock to qualify as “qualified small business stock”; provided, however, that “reasonable efforts” as used in this Section 3.10 shall not be construed to require the Company to operate its business in a manner that would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder.  In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

3.4          “Bad Actor” Notice. Each party to this Agreement will promptly notify each other party to this Agreement in writing if it or, to its knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any Bad Actor Disqualification.

3.5          Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect after the closing of the Initial Public Offering.

3.6          Employee Stock Vesting.  Unless otherwise approved by the Board of Directors of the Company, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a five (5) year period, with the first twenty percent (20%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following forty-eight (48) months.

SECTION 4

RIGHT OF FIRST REFUSAL; COVENANTS

4.1                               Right of First Refusal. The Company hereby grants to each Pro Rata Major Investor the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Pro Rata Major Investor’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Pro Rata Major Investor immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by such Pro Rata Major Investor) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants). Each Pro Rata Major Investor shall have a right of over-allotment such that if any Pro Rata Major Investor fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Pro Rata Major Investor may purchase the non-purchasing Pro Rata Major Investor’s portion on a pro rata basis. This right of first refusal shall be subject to the following provisions:

(a)                                 “New Securities” means any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” shall not include (i) the Shares issued pursuant to the Purchase Agreement and the Conversion Stock and (ii) Exempted Securities (as defined in the Restated Certificate).

(b)                                 If the Company proposes to undertake an issuance of New Securities, it shall give each Pro Rata Major Investor written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Pro Rata Major Investor shall have 10 days after any such notice is mailed or delivered to agree to purchase such Pro Rata Major Investor’s pro rata share of such New Securities and to indicate whether such Pro Rata Major Investor desires to exercise its over-allotment option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c)                                  If the Pro Rata Major Investor fails to exercise fully the right of first refusal and over-allotment rights, if any, within said 10-day period (the “Election Period”), the Company shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within 90 days from the date of said agreement) to sell that portion of the New Securities with respect to which the Pro Rata Major Investors’ right of first refusal option set forth in this Section 4.1(c) was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Pro Rata Major Investors delivered pursuant to Section 4.1(b). In the event the Company has not sold within such 90-day period following the Election Period, or such 90-day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Pro Rata Major Investors in the manner provided in this Section 4.1(c).

(d)                                 The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, the Initial Public Offering.

4.2       Board Reserve Matters. So long as the holders of Series A Preferred Stock are entitled to elect the Series A Director, the Company shall not, without approval of the Board of Directors, which approval must include the affirmative vote of the Investor Director:

(a)         directly or indirectly assume, guaranty or incur debt exceeding $250,000 in principal amount;

(b)         enter into or agree to enter into any transaction with an affiliate, officer, director or stockholder of the Company (except such transactions made in the ordinary course of business upon fair and reasonable terms); and

(c)          establish any stock option plan (or any similar plan) or increase the total number of shares of Common Stock reserved for issuance under any such plan.

SECTION 5

MISCELLANEOUS

5.1                               Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and Investors holding a majority of the Securities held by the Investors; provided, however, that Investors purchasing shares of Series A Preferred Stock in a Closing after the Initial Closing (each as defined in the Purchase Agreement) may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Investor; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Investor different from other Investors, the consent of such Investor shall also be required for such amendment, waiver, discharge or termination (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. For purposes of this Section 5.1, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Investors circulated by the Company and executed by the parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

5.2                               Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor or Holder) or otherwise delivered by hand, messenger or courier service addressed:

(a)                                 if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)                                 if to any Holder, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c)          if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 37 Great Jones St, Floor 2, New York, NY 10012, or at such other current address as the Company shall have furnished to the Investors or Holders, with a copy (which shall not constitute notice) to Adam Dinow, Wilson Sonsini Goodrich & Rosati, P.C., 1301 Avenue of the Americas, 40th floor, New York, NY 10019-6022.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

5.3                               Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

5.4                               Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5                               Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6                               Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7                               Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8                               Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9                               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10                        Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, PDF, DocuSign or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11                        Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in New York (or in the event of exclusive federal jurisdiction, the courts of Southern District of New York).

5.12                        Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13                        Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon a Change of Control.

5.14                        Conflict. In the event of any conflict between the terms of this Agreement and the Company’s certificate of incorporation or its bylaws, the terms of the Company’s certificate of incorporation or its bylaws, as the case may be, will control.

5.15                        Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

5.16                        Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Investors’ Rights Agreement as of the date first above written.

COMPANY:

BLOCKSTACK INC.

By:
Name:
Title:

Address:

IN WITNESS WHEREOF, the Parties have executed this Investors’ Rights Agreement as of the date first above written.

INVESTORS:

USV 2016, LP

By: USV 2016 GP, LLC, its General Partner

By:
Name:
Title:

USV INVESTORS 2016, LP

By: USV 2016 GP, LLC, its General Partner

By:
Name:
Title:

Address:

2

EXHIBIT A*

INVESTORS

Omitted.

* Omitted exhibits and schedules will be supplementally furnished to the Securities and Exchange Commission upon request.

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Investors’ Rights Agreement dated as of December 16, 2016 (the “Agreement”):

1.              Waiver of 10 days’ notice period in which to exercise right of first refusal: (please check only one)

☐                                    WAIVE in full, on behalf of all Holders, the 10-day notice period provided to exercise my right of first refusal granted under the Agreement.

☐                                    DO NOT WAIVE the notice period described above.

2.              Issuance and Sale of New Securities: (please check only one)

☐                                    WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

☐                                    ELECT TO PARTICIPATE in $                     (please provide amount) in New Securities proposed to be issued by Blockstack Inc., a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $[               ] in New Securities being offered in the financing.

☐                                    ELECT TO PARTICIPATE in $                       in New Securities proposed to be issued by Blockstack Inc., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[               ] in New Securities being offered in the financing.

☐                                    ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[             ] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $                  (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Holders do not exercise their full rights of first refusal with respect to the $[                ] in New Securities being offered in the financing.

Date:

(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. Blockstack Inc. will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.